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                                                                    Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Amended and Restated Equity Incentive Plan, 1999 Non-Employee Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan of Clarent Corporation of our report dated February 12, 1999 (except for the second paragraph of Note 4 and Note 13, as to which the date is April 8, 1999), with respect to the consolidated financial statements and schedule of Clarent Corporation for the year ended December 31, 1998, included in the Registration Statement (Form S-1 No. 333-76051) and related prospectus of Clarent Corporation, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP

Palo Alto, California
October 13, 1999